ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made the 28th day of August, 2006

BETWEEN:

ICON DEVELOPMENT, INC., a Nevada company with its registered office at 1236 Quayside Drive, Suite 703, New Westminster, BC V3M 6J5

(hereinafter referred to as the “Purchaser”)

AND:

NETRIX, INC., a Delaware company with an office at 1150 19th Street, Vero Beach, FL 32960

(“Netrix”)

AND:

RICHARD COTTON, an individual with an address at 1175 11th Terrace, Vero Beach, FL  32960

(“Richard”)

AND:

ANTONIO ALVAREZ, an individual with an address at 2123 FM 1960 W., Houston, TX.  77090-3103

(“Antonio”)

AND:

DON COTTON, an individual with an address at 5860 40th Lane, Vero Beach, FL  32966

(“Don”)

AND:

AHARON FRIEDMAN, an individual with an address at 1638 Windsor Drive, Clearwater, FL 33755

(“Aharon” and, together with Richard, Antonio and Don, referred to herein as the “Founders”).

WHEREAS:

A.

Netrix carries on the business of the development, marketing, exporting, importing, distribution and sale of health and dietary products and supplements and related sales and analytical software under various tradenames including VivaTRU, VivaTOUCH and VivaSLIM and similar “Viva”-based tradenames and trademarks (the “Business”);

B.

Complete Security Investments Ltd. (“CSI”) entered into a letter agreement with Netrix and the Founders dated February 15, 2006, as amended, (the “Letter Agreement”) which, among other things, contemplated that CSI would find a “Purchaser” (as defined in the Letter Agreement) to enter into a “Purchase Agreement” (again, as defined in the Letter Agreement), and broker a transaction between such “Purchaser” and Netrix, and the Purchaser has been accepted by Netrix and the Founders pursuant to the Letter Agreement and has agreed to enter into the “Purchase Agreement” as contemplated by the Letter Agreement;

C.

The Founders are the owners of the majority of the issued and outstanding shares of Netrix, and have agreed to becomes parties to this Agreement to, among other things, cause Netrix to fulfil its obligations under this Agreement; and

D.

The Purchaser has agreed to purchase from Netrix, and Netrix has agreed to sell to the Purchaser, all of the Assets (as hereinafter defined) to the Purchaser on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1.

Defined Terms.  Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1.

“Affiliate” means, in relation to any Party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.

1.1.2.

“Agreement” means this agreement, the recitals hereto and all Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to Sections and subsections are to sections and subsections in this Agreement.

1.1.3.

“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to Netrix, the Purchaser, the Founders, or the Business.

1.1.4.

“Assets” means all of the properties, rights and assets of Netrix including, without limitation, all of the Inventories, cash and cash equivalents, prepaid expenses, all investments, accounts receivable, the Goodwill and IP, the Personal Property and the Material Contracts.

1.1.5.

“Business” has the meaning set out in Recital A.

1.1.6.

“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in Delaware, USA, are authorized or obligated by law to close.

1.1.7.

“Closing” has the meaning set forth in subsection .

1.1.8.

“Closing Date” means October 30, 2006, or such other date as may be agreed to by the Parties.

1.1.9.

“Deposits” means the amount of $525,000 previously deposited with Netrix by CSI, plus the amounts referred to in Section 2.8 totalling, in aggregate, $675,000, and all interest accrued thereon.

1.1.10.

“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothec, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.11.

“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where Netrix has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos-containing materials in the workplace environment.

1.1.12.

“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.13.

“Facility” means the main office facility for the Business located at 1150 19th  Street, Vero Beach, FL 32960

1.1.14.

 “Fixed Plant and Equipment” means all plant, machinery and equipment situate on the Lands, whether forming part of the Lands or not, including the plant, machinery and equipment described in Schedule F hereto.

1.1.15.

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.16.

“Goodwill and IP” means:

1.1.16.1.

all contracts, files, records and outstanding quotations;

1.1.16.2.

all trade marks (registered or not), tradenames, designs, URL and domain names, logos, patents, patent applications, licences and any other rights to the use of patents, industrial design applications and copyright (registered or not) used in the Business, including those set forth in Schedule B;

1.1.16.3.

all trade secrets and confidential information of Netrix or any Affiliate in relation to the Business;

1.1.16.4.

all point of sale computer software and related manuals owned by or licensed to Netrix in relation to the Business; and

1.1.16.5.

all know-how and show-how of the Business including:

1.1.16.5.1.

all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.16.5.2.

all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, unpatented blue prints, flow sheets, recipes, formulae, equipment and parts lists, instructions, manuals, records and procedures.

1.1.17.

“Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.18.

“Inventory” means all inventories of products relating to the Business, and all supplies, spare parts and equipment relating thereto.

1.1.19.

“Lands” means the lands owned and/or occupied by Netrix in relation to the Business including, without limitation, the lands on which the Facility is located.

1.1.20.

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.21.

“material” or “materially” means having an actual or potential economic impact on the Business of at least $50,000.

1.1.22.

“Material Contracts” means the agreements referred to in Schedule C.

1.1.23.

“Non-Compete Agreements” means the non-competition agreement referred to in Section 3 to be entered into at the Closing by the Purchaser, Netrix and the Founders.

1.1.24.

“Non-Compete Shares” has the meaning set out in Section 3.

1.1.25.

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.26.

“Permits” means all permits, licences, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits and those referred to in Schedule D.

1.1.27.

“Permitted Encumbrances” means the Encumbrances listed in Schedule E hereto.

1.1.28.

“Personal Property” means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing Date including, without limitation, those referenced in Schedule G hereto, and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.29.

“Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.30.

“Purchase Price” means the purchase price for the Assets and the Non-Compete Agreements as set forth in Sections  and 3 of this Agreement.

1.1.31.

“Purchase Price Shares” means the shares in the capital of the Purchaser issued by the Purchaser to Netrix on account of the Purchase Price as contemplated by subsection 2.3.2.

1.1.32.

“Taxes” means all taxes and similar governmental charges, including:

1.1.32.1.

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti-dumping, counter-vail and value added taxes, all other taxes of any kind relating to Netrix or the Business and imposed any Governmental Authority, whether disputed or not; and

1.1.32.2.

assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.33.

“Tax Returns” means all reports, returns and other documents filed or required to be filed by Netrix in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2.

Gender and Number.  The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3.

Currency.  All references to currency in this Agreement shall mean United States dollars.

1.4.

Schedules.  The following Schedules are attached hereto and form part of this Agreement:

Schedule	Description
A B C D E F G H I J

Representations and Warranties of Netrix and the Founders (Part I) and of the Purchaser (Part II)
Tradenames/Trademarks, Copyright, Proprietary Software and Patents
Material Contracts
Permits
Permitted Encumbrances
Fixed Plant and Equipment [To be Provided by Netrix Prior to Closing and Approved by Purchaser]
Personal Property
[Intentionally Deleted]
Claims and Proceedings
Purchase Price Allocation [To be Provided by Netrix Prior to Closing and Approved by Purchaser].

1.5.

Section Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

1.6

Severability.  Any provision of this Agreement which is unenforceable as determined by a court of competent jurisdiction shall be severable from this Agreement without affecting the validity or enforceability of the remainder of this Agreement.  If permitted by Applicable Laws, the offending provision shall be deemed to be amended to a form and content necessary to bring it within the parameters of Applicable Laws.

2.

PURCHASE AND SALE OF ASSETS

2.1.

Purchase and Sale.  Upon and subject to the terms of this Agreement, the Purchaser hereby agrees to purchase from Netrix, and Netrix hereby agrees to sell, assign, transfer and set over to the Purchaser (or an Affiliate of the Purchaser), the Assets effective on the Closing Date. For greater certainty, the Purchaser is not assuming, and is in no way responsible for, any debts, liabilities or obligations of Netrix, other than obligations under the Material Contracts arising from and after the Closing Date in the ordinary course.

2.2.

Purchase Price.

Subject to subsection 2.3, the Purchase Price for the Assets shall be equal to $620,000 the value of the Purchase Price Shares plus the value of the Deposits.  The Purchase Price shall be allocated to the Assets as set out in Schedule J.

2.3.

Purchase Price Payment.  Subject to subsections 2.7 and 10.3, the Purchaser shall pay the Purchase Price to Netrix as follows:

2.3.1.

by release of the Deposits to Netrix;

2.3.2.

an amount equal to the value of 46% of the issued and outstanding shares of the Purchaser by way of the allotment and issuance to Netrix at the Closing of restricted common shares (the “Purchase Price Shares”) in the capital of the Purchaser, representing 46% of the total issued and outstanding shares of the Purchaser as at such time, as soon as practicable after the Closing Date in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States; and

2.3.3.

 deleted intentionally

2.3.4.

$150,000 by payment, by way of certified cheque or wire transfer, as directed by Netrix, before Closing (as stated in 2.8. and 2.8.1):

2.3.4.1.

$5,000 in monthly instalments on the last Business Day of each month, commencing on the month after the month containing the Closing Date, and continuing for 23 months thereafter (i.e. total of $120,000); and

2.3.4.2.

 $500,000 on the second anniversary of the Closing Date;

all without interest.

2.4.

Taxes.  The Purchaser shall pay all sales and transfer Taxes which may be payable as a result of the transfer of the Assets contemplated by this Agreement.

2.5.

[INTENTIONALLY DELETED]

2.6.

Closing.  The completion of the purchase and sale of the Assets as herein contemplated (the “Closing”) shall take place on the Closing Date upon execution and delivery of the Non-Competition Agreements and upon execution and delivery of all other documents contemplated by Section 9.

2.7.

Escrowed Shares.  Netrix shall deliver the share certificates representing the Purchase Price Shares less the Non-Compete Shares to the Purchaser’s solicitors to be held in escrow by the Purchaser’s solicitors until such time as the Purchase Price Shares and the Non-Compete Shares are freely tradable by Netrix and the Founders, respectively, in accordance with Applicable Laws.

2.8.

Deposits.  The Purchaser shall make additional, deposits, to Netrix only if prior to Closing on account of the Purchase Price as follows:

2.8.1.

$150,000 on October 11 , 2006.

For greater certainty, in the event that the purchase and sale of the Assets does not close, due to reasons other than Netrix’s breach of this Agreement, any deposits paid by the Purchaser is non-refundable to the Purchaser, but in any event if the purchase and sale of the Assets has not closed by October 30, 2006 the Purchaser, Netrix, and Founders (jointly and severally) agree that all such other amounts paid on account of the Deposits by CSI (ie $525,000.) shall be immediately and directly refunded and paid to CSI.

3.

AGREEMENTS AT CLOSING

3.1.

At the Closing, Netrix, the Purchaser and the Founders shall enter into an agreement (together, the “Non-Compete Agreements”), in a form acceptable to the Purchaser’s solicitors, acting reasonably, by which the Founders agree not to compete with the Business as carried on by the Purchaser, or any affiliated or related entity, anywhere in the world for a period of 2 years from the date they cease to be engaged or employed as a director or officer or in any other capacity with the Purchaser.

3.2.

In consideration of the Non-Compete Agreements and in consideration of the Founders being parties to this Agreement and sharing the risk involved with this Agreement, the Purchaser shall,  at the Closing Date in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States, insure that 67.4% of the Purchase Price Shares  (the “Non-Compete Shares”) equal, in aggregate, to 31% of the total issued and outstanding shares of the Purchaser at such time (i.e. such that the Purchase Price Shares and the Non-Compete Shares comprise 46% of the total issued and outstanding shares in the capital of the Purchaser effective on Closing) will be non-dilutable (see Article 3.3) and delivered to the Founders’ Trust (to be designated by the Founders prior to Closing).

3.3.

Anti-Dilution.   The Purchaser shall, from time to time upon an issuance of shares or any other capital alteration, issue to the Founders’ Trust  the number of shares in the capital of the Purchaser as are required to ensure that the Founders’ Trust has shares issued to it representing at least 31% of all of the total issued and outstanding shares in the capital of the Purchaser at the time of issuance.

4.

[INTENTIONALLY DELETED]

5.

REPRESENTATIONS AND WARRANTIES

5.1.

Netrix and the Founders.  Netrix and the Founders, jointly and severally, make the representations and warranties set out in Part I of Schedule A hereto to the Purchaser, recognizing that the Purchaser is relying on such representations and warranties in entering into the transactions contemplated by this Agreement.  All due diligence searches, investigations or inspections by CSI and/or the Purchaser up to the Closing Date are without prejudice to the Purchaser’s right to rely upon the representations and warranties of Netrix and the Founders contained in this Agreement.

5.2.

Purchaser.  The Purchaser makes the representations and warranties set out in Part II of Schedule A hereto to Netrix and the Founders, recognizing that Netrix and the Founders are relying on such representations and warranties in entering into the transactions contemplated by this Agreement.  All due diligence searches, investigations or inspections by Netrix and/or the Founders up to the Closing Date are without prejudice to Netrix’s or the Founders’ right to rely upon the representations and warranties of the Purchaser in entering into the transactions contemplated by this Agreement.

6.

PURCHASER’S FUTURE FUNDING COMMITMENTS

The Purchaser shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $3,500,000 within 30 days after the Closing Date all for the purposes of increasing market and investor awareness of the Business, and to promote the Business, market and product strategy and to increase brand and product awareness through video, digital, print and electronic media, endorsements, sponsorships and media campaigns.

7.

[INTENTIONALLY DELETED]

8.

FOUNDERS’ FUTURE INVOLVEMENT WITH PURCHASER

Each of the Founders will agree to be hired at a salary and on other terms and conditions determined by the Board of Directors of the Purchaser within five days after the Closing Date, all as agreed to by the parties acting reasonably and in good faith.

9.

CLOSING

9.1.

Founders’ and Netrix’s Deliveries at Closing.  At the Closing, Netrix and the Founders covenant, jointly and severally, to deliver to the Purchaser the following:

9.1.1.

Assets:  clear title and possession of the Assets, and all related data and information;

9.1.2.

Netrix’s Corporate Resolutions:  a certified copy of resolutions of the board of directors and, if necessary under Applicable Laws, of the shareholders of Netrix authorizing:

9.1.2.1.

the transfer of the Assets to the Purchaser; and

9.1.2.2.

the execution and delivery of this Agreement and all documents to be executed and delivered by Netrix at Closing;

9.1.3.

Non-Compete Agreements:  the Non-Compete Agreements, duly executed by the Founders;

9.1.4.

Consents:  any consents or approvals required to transfer the Assets to the Purchaser including, without limitation, in relation to any permits or licenses and in relation to the Material Contracts;

9.1.5.

Discharges:  all discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances other than Permitted Encumbrances, or instructions and directions to pay out all monies owing in respect of such Encumbrances from the Purchase Price due at the Closing, all of which are satisfactory in form and content to the Purchaser, acting reasonably;

9.1.6.

Officer’s Certificates:  a certificate jointly signed by the Founders, certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by Netrix, the Founders prior to or at the Closing have been performed and complied with; and

9.1.7.

Other Documents:  such other documents, certificates, instruments and agreements as are reasonably required or contemplated to be delivered by Netrix or the Founders pursuant to this Agreement.

9.2.

The Purchaser’s Deliveries at Closing.  At the Closing, the Purchaser shall deliver to Netrix:

9.2.1.

Purchaser’s Corporate Resolutions:  a certified copy of resolutions of the board of directors of the Purchaser authorizing:

9.2.1.1.

the purchase of the Assets by the Purchaser;

9.2.1.2.

the appointment of the Board of Directors of the Purchaser and officers of the Purchaser as approved by Netrix; and

9.2.1.3.

the execution and delivery of this Agreement and all documents to be executed and delivered by the Purchaser at Closing;

9.2.2.

Non-Compete Agreements:  the Non-Compete Agreements, duly executed by the Purchaser;

9.2.3.

Officer’s Certificate:  a certificate of an officer of the Purchaser, dated the Closing Date, certifying on behalf of the Purchaser that at and as of the Closing the representations and warranties of the Purchaser contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to Netrix by notice in writing; and

9.2.4.

Other Documents:  such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

10.

INDEMNIFICATION

10.1.

Indemnification by the Netrix/Founders.  Netrix and the Founders shall, jointly and severally, indemnify, defend and save harmless the Purchaser from and against any and all Loss suffered or incurred by the Purchaser arising out of or in connection with:

10.1.1.

any breach of any representation or warranty made or given by the Founders or Netrix in this Agreement; and

10.1.2.

any failure by Netrix or the Founders to observe or perform any covenant or obligation contained in this Agreement or the agreements entered into pursuant hereto to be observed or performed by them.

10.1.3.

any liability of Netrix or the Founders which was not disclosed to Purchaser or otherwise brought to the attention of Purchaser due to the negligence or wilful misconduct of the Founders or the officers or directors of Netrix.

10.2.

Indemnification by the Purchaser.  The Purchaser shall indemnify, defend and save harmless Netrix and the Founders from and against any and all Loss suffered or incurred by the Founders as a result of:

10.2.1.

any breach of any representation or warranty made or given by the Purchaser in this Agreement;

10.2.2.

any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or the agreements to be entered into pursuant hereto to be observed or performed by it or an Affiliate; and

10.2.3.

any liability of the Purchaser which was not disclosed in its public disclosure or otherwise brought to the attention of Netrix and/or the Founders due to the negligence or wilful misconduct of the officers or directors of the Purchaser.

10.3.

The Purchaser’s Right of Set-off.  The Purchaser shall be entitled to set-off the amount of any Loss suffered or incurred by the Purchaser arising out of, or in connection with, this Agreement, or any of the agreements contemplated hereby, against any purchase monies paid by the Purchaser or other consideration (including the Purchase Price Shares and the Non-Compete Shares) owing to Netrix or the Founders, or any of them, at any time under this Agreement.

11.

CONDITIONS OF CLOSING

11.1.

Purchaser’s Conditions.  The Purchaser’s obligation to complete the transactions contemplated by this Agreement are subject to the following conditions, all of which are for its sole benefit and may only be waived if waived in writing:

11.1.1.

at or before the Closing, all representations and warranties of Netrix and of the Founders are true as at the Closing Date as if made as at such date, and all covenants of Netrix and the Founders have been fulfilled in all material respects;

11.1.2.

Netrix and the Founders have produced Schedule F and Schedule J in form and content satisfactory to the Purchaser, acting reasonably but with a view to its best interests;

11.1.3.

Netrix and the Founders have produced unqualified audited statements for Netrix’s past two fiscal years, satisfactory to the Purchaser, acting reasonably, with respect to the values itemized for the Assets as required under US GAAP Rules and the regulations of the Securities and Exchange Commission of the United States; and

11.1.4.

all material consents of third parties have been received, and all necessary or desirable assignment and release agreements in relation the Goodwill and IP have been obtained and delivered to the Purchaser in a form reasonably acceptable to the Purchaser.

11.2.

Netrix’s and Founders’ Conditions.  Netrix’s and the Founders’ obligations to complete the transactions contemplated by this Agreement are subject to the following conditions, all of which are for their joint benefit and may only be waived if waived in writing by all of them:

11.2.1.

at or before the Closing, all representations and warranties of the Purchaser are true as at the Closing Date as if made as at such date, and all covenants of the Purchaser have been fulfilled in all material respects; and

11.2.2.

Netrix and the Founders, acting reasonably, approve of the Board of Directors of the Purchaser, at or prior to the Closing Date.

12.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties of the parties contained in this Agreement and in all ancillary agreements, instruments and certificates delivered at the Closing will not merge on, and shall survive the Closing, the transfer of the Assets, the payment of the Purchase Price and any reorganization, amalgamation, sale or transfer of Netrix or the Purchaser and will continue in full force and effect thereafter for a period of 2 years after the Closing Date.

13.

MISCELLANEOUS

13.1.

Broker/Finder Agreement.   As contemplated by Section 9.1 of the Letter Agreement, the Purchaser hereby declares and confirms that it shall pay CSI a broker/finder fee and other costs as set out in a “Broker/Finder Agreement” entered into by it and CSI dated August 29, 2006 in relation to CSI’s efforts and involvement with the Letter Agreement and this transaction in general. This provision and the payment obligation set out in 2.8 shall enure to the benefit of CSI, who can enforce these provisions against the Purchaser, Netrix and the Founders, as if CSI were a party to this Agreement.

13.2.

Amendment and Modification; Waiver.  This Agreement may only be amended or modified in writing, signed by all of the parties hereto.  No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

13.3.

Further Assurances.  The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

13.4.

Expenses.  Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

13.5.

Public Disclosure.  The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential.  In this regard, Netrix and the Founders acknowledge that the Purchaser is a publicly traded company and that the Purchaser may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.

13.6.

Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

13.7.

Parties in Interest.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Purchaser, Netrix and the Founders or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.8.

Counterparts.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.  A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

13.9.

Performance on Holidays.  If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

13.10.

Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

13.10.1.

if to the Founders, to:

Richard Cotton
1175 11th Terrace
Vero Beach, FL  32960

Fax No.:

(772) 679-0877.

13.10.2.

if to the Purchaser, to:

Icon Development, Inc.
1235 Quayside Drive, Suite 703
New Westminster, BC V3M 6J5

Attention:

Kennedy Kerster
Fax No.:

(604) __________.

13.10.3.

if to Netrix, to:

1150 19th Street
Vero Beach, FL 32960

Attention:

Dr. Aharon Friedman
Fax No.:

(772) 679-0877.

Any notice given by mail shall be effective, if mailed at any other time than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof.  Any notice given by facsimile shall be effective on the Business Day following the sending.  Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered personally or by facsimile.

13.11.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, and the federal laws of the United States of America applicable therein, without reference to the choice of law principles thereof.  Each party hereto attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada (the “Chosen Courts”) and (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

13.12.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and supersede all agreements, discussions, negotiations and understandings, whether written or oral, between the parties up to the date hereof pertaining to the subject matter herein including, without limitation, the Letter Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date first written above.

ICON DEVELOPMENT INC.

Per:

/s/Kennedy Kerster

President, Secretary, Treasurer

Chief Executive Officer

NETRIX INC.

Per:

/s/ Richard Cotton

President

SIGNED, SEALED and DELIVERED by RICHARD COTTON in the presence of:	) ) ) )
Witness Signature Witness Name Witness Address	) ) ) ) ) ) )	/s/ Richard Cotton RICHARD COTTON

SIGNED, SEALED and DELIVERED by ANTONIO ALVAREZ in the presence of:	) ) ) )
Witness Signature Witness Name Witness Address	) ) ) ) ) ) )	/s/Antonio Alvarez ANTONIO ALVAREZ
SIGNED, SEALED and DELIVERED by AHARON FRIEDMAN in the presence of:	) ) ) )
Witness Signature Witness Name Witness Address	) ) ) ) ) ) )	/s/ Aharon Friedman AHARON FRIEDMAN
SIGNED, SEALED and DELIVERED by DON COTTON in the presence of:	) ) ) )
Witness Signature Witness Name Witness Address	) ) ) ) ) ) )	/s/ Don Cotton DON COTTON

1

SCHEDULE A (Part I)

SCHEDULE A (Part I)

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

OF NETRIX AND THE FOUNDERS

14.

Incorporation and Qualification.  Netrix is duly incorporated, organized and validly subsisting under the laws of the State of Delaware.  Netrix has all requisite corporate power and authority to own, lease and operate the Assets.  Netrix is duly registered, licensed or qualified to carry on the Business in the jurisdictions in which the nature of the business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary.

15.

Authority, Filings, Consents and Approvals.  Netrix has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by Netrix and constitutes a legal, valid and binding obligation of Netrix and the Founders, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  No other proceedings on the part of Netrix are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Founders or Netrix, or to Founders’ knowledge, the Purchaser, to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to have a material adverse effect on the Business.

16.

Capitalization of Netrix.  The Founders own the majority of the issued and outstanding shares in the capital of Netrix.

17.

Corporate Records.  All transactions of Netrix have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

18.

Company Directors.  The directors and officers of Netrix are as follows:

Directors

Officers

Richard Cotton

Richard Cotton
Dr. Aharon Friedman

Dr. Aharon Friedman

Antonio Alvarez
Donald Cotton

19.

Corporate Records and Financial Statements.  All material transactions relating to the Business have been promptly and properly recorded or filed in or with Netrix’s books and records.  The minute books of Netrix contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

20.

Assets.  Netrix has good and marketable, legal and beneficial title to all of the assets comprising the Assets, free and clear of all Encumbrances except for the Permitted Encumbrances.  The Assets constitute all of the property, rights and other assets used by Netrix, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof.  Without limiting the generality of the foregoing, none of the Personal Property or the Goodwill or IP is leased or licensed or otherwise used in the Business subject to any agreement with any third party, other than by a Material Contract.

21.

Condition of Assets.  The Personal Property and the Fixed Plant and Equipment is in good working condition, has been properly maintained in the ordinary course of business and is suitable for the operation of the Business as now operated by Netrix.

22.

Lands and Fixed Plant and Equipment

22.1.

The Lands and the Fixed Plant and Equipment are free and clear of any material Pollution;

22.2.

Netrix has not received any notice of or is aware of any change or proposed change in the regulations of or by an Government Authority pertaining to any of the Lands or the Fixed Plant and Equipment;

22.3.

there are no outstanding work orders or deficiency notices against Netrix, or other Orders relating to the Lands or the Fixed Plant and Equipment from or required by any police or fire department, sanitation or health authorities or from any other Government Authority, or any matters under discussion with any such departments or authorities relating to work or other Orders;

22.4.

the location, operation and construction of the Fixed Plant and Equipment and all other improvements on the Lands comply with all Applicable Laws including, without limitation, all zoning requirements, municipal by-laws and Environmental Laws, and none of the Fixed Plant and Equipment or any other improvements on the Lands encroach upon any easement or utility right of-way on such lands or upon lands adjacent to the Lands and the Fixed Plant and Equipment and all other improvements on such lands are not in contravention in whole or in part of any restrictive covenant of any other Encumbrance on title to such lands; and

22.5.

Netrix has paid and is currently up to date in the payment to the persons properly entitled thereto, of all public utility charges, all insurance premiums, all property taxes and all other costs and expenses and Taxes relating to the Lands and the Fixed Plant and Equipment for which Netrix is currently responsible.

23.

Environmental Compliance.  Except in compliance with Environmental Laws Netrix has not caused or permitted, and Netrix and the Founders have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business.  All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

24.

Intellectual Property Rights.  Schedule B sets forth a true and complete list of all patents and trademarks and all software (“Intellectual Property Rights”), registered or unregistered, owned by or licensed to Netrix and used in the Business.  The Intellectual Property Rights constitute all of the intellectual property necessary to process, market and sell the products of the Business in the manner presently conducted by Netrix.  Netrix does not use any trademarks or patents other than those listed in Schedule B, nor does it use any other intellectual property of any third party that it is not licensed or otherwise entitled to use.  All registrations with respect to Intellectual Property are valid, current and in good standing.

25.

Payment of Taxes.  Netrix has paid all Taxes due and payable in relation to the Business and has paid all assessments that Netrix has received in respect of Taxes.

26.

Reassessments.  No reassessments of Taxes have been issued against Netrix in relation to the Business nor is Netrix aware of any pending or threatened assessment or reassessment for Taxes.  Netrix has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

27.

Contracts.  Netrix is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts.  The Material Contracts are in full force and effect.  There is not any pending or threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts and all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination of any of the Material Contracts is not expressly provided for in any of the Material Contracts, or 60 days’ notice or less if termination of any of the Material Contracts is expressly provided for in any of the Material Contracts.  All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

28.

Insurance.  The Assets are insured by reputable insurers against liability, loss and damage in such amounts and against such risks as is prudent for the Business, and such insurance coverage will be continued in full force and effect up to and including the Closing Date.  All insurance policies relating to the Business are in full force and effect and Netrix is not in default with respect to any of the provisions contained in any such insurance policy.  Netrix is not aware of any events or occurrences that could reasonably form the basis for a claim under Netrix’s policies of insurance.

29.

Permits.  Netrix owns, possesses and is in compliance with, all Permits required by any Governmental Authority and necessary to conduct the Business.  Schedule D sets forth a list of all Permits required to conduct the Business, all of which Permits are in good standing.

30.

Absence of Legal Conflicts.  The execution and delivery of this Agreement by the Founders and Netrix does not, and the performance of this Agreement by such Parties and the completion by them of the transactions contemplated by this Agreement will not:

30.1.

conflict with or violate the constating documents of Netrix or any resolution of the directors or shareholders of Netrix;

30.2.

conflict with or violate any Applicable Law; or

30.3.

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Founders or Netrix is a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such Parties’ ability to perform their respective obligations under this Agreement.

31.

Litigation.  There are no claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Founders or Netrix or otherwise in relation to the Business or the Assets or the Assets, before or by any Governmental Authority.

32.

Conduct of Business - Changes.  Since December 31, 2005:

32.1.

there has not been any material adverse change in the Assets, affairs or financial condition of the Business; and

32.2.

Netrix has not modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

33.

Copies of Documents etc.  True and complete copies of the documents and agreements listed in the Schedules hereto which are in writing have been made available to the Purchaser and its solicitors for review.

34.

Investment Intent.  Netrix and the Founders are acquiring the Purchase Price Shares and the Non-Compete Shares for investment purposes only and not with a view of immediate resale or distribution and will not resell or otherwise transfer or dispose of the Purchase Price Shares except in accordance with the provisions of all Applicable Laws.

1

SCHEDULE A (Part I)

SCHEDULE A (PART II)

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Netrix as follows, recognizing that Netrix is relying on such representations and warranties in entering into the transactions contemplated by this Agreement:

35.

Incorporation and Qualification.  The Purchaser is a company duly incorporated, organized and validly subsisting under the laws of Nevada.

36.

Authority, Filings, Consents and Approvals.  The Purchaser has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  No other proceedings on the part of the Purchaser are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Purchaser to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for any such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to materially delay the Purchaser’s ability to perform its obligations hereunder.

37.

Absence of Legal Conflict.  The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated by this Agreement will not:

37.1.

conflict with or violate the constating documents of the Purchaser;

37.2.

conflict with or violate any Applicable Law; or

37.3.

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Purchaser's ability to perform its obligations under this Agreement.

1

SCHEDULE A (Part I)

SCHEDULE B

TRADENAMES/TRADEMARKS/CORPORATE NAMES/PATENTS/SOFTWARE

Tradenames:

•

Netrix, Inc.

•

Multiple Income Solutions

•

MIS

•

VivaTRU

•

VivaTRU, International

•

Natura Medical, Inc.

•

Drs. Natural Solutins

Trademarks:

•

VivaTRU

•

MIS

•

Viva Touch

•

Viva Slim

•

Viva Slim Chocolate

•

Viva Slim Booster

•

Pure Relief

•

Pro Zyme

•

Ziwi

•

Multi Viva

•

Viva Omega

•

Noni Plus

•

Food Triggers

•

Sugar Consumption Index

•

Viva Energy

•

Energy Trace

•

Trace Dermal

VivaSlim Chocolate™

VivaSlim Chocolate™ is a healthy and natural weight loss chocolate.  It is designed to promote weight loss.  VivaSlim Chocolate does not contain sugar or any artificial sweeteners.  It contains a unique blend of herbs that help regulate sugar absorption, blood sugar levels, and appetite.  It is completely safe for children and for type I and type II diabetics.  VivaSlim Chocolate™ tastes like a very high quality dark chocolate.

It is our estimate that reverse engineering of the VivaSlim Chocolate is virtually impossible since it is not only a complex formula, but also a unique and complex process.

Owner: Glenkirk International

Netrix has an exclusive perpetual agreement with the owner of the IP.

VivaSlim™

VivaSlim™ is a unique weight loss formula that is designed to help people lose weight while promoting good health.  VivaSlim helps control blood sugar levels, reduce cholesterol, and convert fat body mass to lean body mass.  It contains ingredients that have been proven in clinical studies in the US.

We are currently the process of writing the patent disclosure for VivaSlim.

Owner: Glenkirk International

Netrix has an exclusive perpetual agreement with the owner of the IP.

Ziwi™

Ziwi™ is a drink that helps reduce inflammation in the body while at the same time it increases the pH of the body.  Hence, creating an environment that is antagonistic to cancer cells.  Ziwi tastes like Kiwi Juice, and is enjoyed by children and adults alike.

We are currently the process of writing the patent disclosure for Ziwi.

Inventors: Michelle LeSueur, Dr. Aharon Friedman

Owner: Netrix

Sweetener

Our sweetener which has not yet been given a marketing name is a powder that is 25 times sweeter than sugar when cold and 16 times sweeter that sugar when hot.  It is 100% natural and does not contain any harmful ingredients. It has the added benefit of retarding tooth decay bacteria, as well as cold and flu viruses.

We are currently the process of writing the patent disclosure for the Sweetener.

Owner: Glenkirk International

Netrix has an exclusive perpetual agreement with the owner of the IP.

Delivery System

The delivery system is a unique formulation of herbs, vitamin, mineral, and enzymes that when given in small quantities together with supplements, or even foods increases significantly the absorption of nutrients while reducing absorption of toxins.  It therefore, allows the body to utilize supplements efficiently, reduce the quantities of consumed food and supplements and alleviate the load from the liver, kidneys, and immune system.

We are currently the process of writing the patent disclosure for the Delivery system.

Inventors: Dr. Aharon Friedman, Michelle LeSueur.

Owner: Netrix

Green Miracle™

Green Miracle™ is a natural cream that is very useful and safe to put on eczemas, minor burns, and minor wounds.  When used in the right application, its effect can be seen in very little time. An active ingredient is the silt from millennia old volcanic ash.

VivaTRU Essential formulas

VivaTRU owns the forumulas for all of it’s Essential lines of whole food supplements. Multi-Viva, multi vitamin, VivaOmega, Omega-3 supplement, VivaCal and calcium supplement.

VivaTouch™

The VivaTouch is a tool unlike any other in any consumer or network marketing driven market. A person places their hand on a hand cradle and the VivaTouch can tell them their food triggers (foods that cause them to gain weight) and what nutritional products their body is asking for to provide proper balance and health. The tool also utilizes an innovative marketing interface which leads the client and the affiliate through the assessment process.

We finished our VivaTouch pilot with 200 units (leases) in the field at the end of February. Affiliates who were in the pilot phase had order sizes that were on average 330% larger than the rest of the field. We have rolled out an aggressive training schedule starting in March and June we are moving to a virtual training module and fully expect to have over 4,000 units in the field by the end of 2006. With the sales numbers that a VivaTouch affiliate can achieve we expect product sales to exponentially increase with each new VivaTRU affiliate who becomes a VivaTouch Specialist.

VivaTRU has world-wide, exclusive rights to market and distribute the VivaTouch unit through direct all sales/network marketing avenues.

Owner: Zyto Corporation

Netrix has a perpetual license exclusive for non medical use for the VivaTouch

Energy/ Sport Drink

A unique Energy / Sport drinks that is design to increase the metabolic rate of the body, control blood sugar levels, and reduce and prevent inflammation

Owner: Glenkirk International

Netrix has an exclusive perpetual agreement with the owner of the IP.

URLs

•

Vivatru.com

•

Vivatru.net

•

Mis.com

•

Mis.net

•

Multipleincomesolutions.com

•

Vivatruclaendar.net

•

Drsns.com

•

Naturamedicalinc.com

•

Numerous additional URLs

Corporate Names

•

Netrix, Inc.

•

MIS Corporation

•

VivaTRU

•

VivaTRU, Japan

1

SCHEDULE C

SCHEDULE C

MATERIAL CONTRACTS

1.

Netrix – Zyto OEM supply agreement – July 2006

2.

Glenkirk International – Royalty agreement for Viva Slim, Viva Slim Chocolate, Sweetener, and Energy/Sport Drink – May 2006

3.

Netrix – CSI Assets Purchase Letter of Intent – February, 2006

4.

International Quest Japan – Japanese marketing agreement and master distributorship agreement – February, 2006

5.

Pike Telemarketing Agreement– 1/30/06

6.

Kaiora International Limited – 1/1/06

7.

Affiliate Fuel Insertion Order – 1/19/06

8.

Echo – 11/29/04

9.

License – Toxic Free – 2/12/05

10.

Certification – Toxic Free – 2/12/05

11.

VivaTRU – Emerald Forest – 10/31/05

12.

Joint Venture – OPI – 2/14/05

13.

Non Disclosure Agreement – Simply Lite – 9/2/05

14.

Software Systems Private Limited – 11/9/05

1

SCHEDULE D

SCHEDULE D

PERMITS

•

Occupational License – City of Vero Beach

•

Foreign company permission to do business – State of Florida

1

SCHEDULE E

SCHEDULE E

PERMITTED ENCUMBRANCES

Nil

1

SCHEDULE F

SCHEDULE F

FIXED PLANT AND EQUIPMENT

Will be provided at the conclusion of a certified audit of 2005, prior to closing.

1

SCHEDULE G

SCHEDULE G

PERSONAL PROPERTY

Major Assets

Destiny PLUS

This is an extremely powerful tool that is used for an affiliate to build their business. In Network Marketing ‘repeatability’ is crucial to success. This tool guarantees that every single affiliate can have a truly professional edge.

VIVATRU®

DESTINY™ Plus

- Products
- Marketing Movies
- Training
- Virtual Tours

NEW

OPEN

SAVE

SAL

SAD

PRESENT

Destiny PLUS is an interactive multi-media presentation designer and presentation suite, which demonstrates the entire VivaTRU proposition. This is an application which affiliates can install to their desktop and it allows them to build their own presentations and deliver them.

The affiliate can use this tool to demonstrate the business opportunity, any of the individual products, the compensation plan or any of the individual modules. This presentation can then be burnt to a DVD or a link can emailed to a hosted site where the prospect can view the interactive presentation.

This link will take you to a sample presentation:

http://www.emeraldforest.biz/vivatru/stw/index.php?PID=262

Development

Creative Team - Script and model	320 Man Hours
Software Development and customization	440 Man Hours
Filming and Post Production	340 Man Hours
Fixed Costs	$95,000

Pricing Model: $49.95 upfront purchase, $9.95 per month subscription cost

VivaTouch

The VivaTouch is a tool unlike any other in any consumer or network marketing driven market. A person places their hand on a hand cradle and the VivaTouch can tell them their food triggers (foods that cause them to gain weight) and what nutritional products their body is asking for to provide proper balance and health. The tool also utilizes an innovative marketing interface which leads the client and the affiliate through the assessment process.

We finished our VivaTouch pilot with 200 units (leases) in the field at the end of February. Affiliates who were in the pilot phase had order sizes that were on average 330% larger than the rest of the field. We have rolled out an aggressive training schedule starting in March and June we are moving to a virtual training module and fully expect to have over 4,000 units in the field by the end of 2006. With the sales numbers that a VivaTouch affiliate can achieve we expect product sales to exponentially increase with each new VivaTRU affiliate who becomes a VivaTouch Specialist.

VivaTRU has world-wide, exclusive rights to market and distribute the VivaTouch unit through direct all sales/network marketing avenues.

Model: Current: $350 upfront cost (includes training), $125/month lease cost (VivaTru gets 40% of lease revenue.

Virtual Training Model: Estimated Cost to affiliate: $150

CAP (Customer Acquisition Program and web based technologies)

We acquire leads through infomercials, trade shows and internet marketing. These leads typically get a weeks supply of a product (most notable and recently VivaSlim Weight loss chocolate) and then are sold to the affiliates for $12-$18 each. Thus far we have sold almost $100k in leads and just rolled the system out in January. Our self-designed software is an ASP based software system that we have developed (and continue to develop) with an offshore partnership to manage our lead for our Customer acquisition program.

Technology Estimated Man hours to date: 750 total.

Viva Slim, Viva Slim Chocolate, Sweetener, Sport/ Energy Drink

Netrix has a perpetual, exclusive license agreement with Glenkirk International to manufacture and market the above products.

Product Inventory

Inventory changes from day to day and will be provided in a separate list on day of clothing.

VivaTRU uses ProStar a company based out of Utah for shipping. This is the same company that brought Xango through its first two years of explosive growth. Prostar is also uniquely suited to ship products to Asia with good international agreements with various brokers and freight companies. We are well poised to meet shipping obligations regardless of how fast we grow.

Raw Materials

37,698 kg of Fucoidan in New Zealand

$989,000 in processed material (whole sale, commercial value) – Distributor wholesale could be as high as $10,000,000 on this asset. (Used in Ziwi, PureRelief and an upcoming product that will be a pure fucoidan extract capsule). For more information on Fucoidan go to PubMed.org and search “Fucoidan” there are hundreds of clinical studies happening on this breakthrough  substance now.

1

SCHEDULE H

SCHEDULE H

[INTENTIONALLY DELETED]

1

SCHEDULE I

SCHEDULE I

CLAIMS AND PROCEEDINGS

Nil

1

SCHEDULE J

SCHEDULE J

PURCHASE PRICE ALLOCATION

Will be provided at the conclusion of a 2005 certified audit, prior to closing.

2

SCHEDULE G